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                                                                  Exhibit (a)(3)

                           Offer to Purchase for Cash
                     All Outstanding Shares of Common Stock
           (Including the Associated Preferred Stock Purchase Rights)
                                       of

                                  EXOGEN, INC.

                                       at
                              $5.15 Net Per Share
                                       by

                        SMITH & NEPHEW ACQUISITION, INC.

                          a wholly owned subsidiary of

                              SMITH & NEPHEW, INC.

                                      and
                     an indirect wholly owned subsidiary of

                               SMITH & NEPHEW PLC

  THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY
       TIME, ON THURSDAY, AUGUST 26, 1999, UNLESS THE OFFER IS EXTENDED.


                                                                   July 30, 1999

To Brokers, Dealers, Commercial Banks,
 Trust Companies and Other Nominees:

  We have been appointed by Smith & Nephew Acquisition, Inc., a Delaware corporation (the "Offeror"), a wholly owned subsidiary of Smith & Nephew, Inc., a Delaware corporation ("Parent"), and an indirect wholly owned subsidiary of Smith & Nephew plc, a corporation organized under the laws of England and Wales ("S&N"), to act as Information Agent in connection with the Offeror's offer to purchase all outstanding shares of common stock, $.0001 par value (together with the Rights (as defined in the Offer to Purchase), the "Shares"), of Exogen, Inc., a Delaware corporation (the "Company"), at a purchase price of $5.15 per Share, net to the seller in cash, without interest, upon the terms and subject to the conditions set forth in the Offer to Purchase, dated July 30, 1999 (the "Offer to Purchase"), and in the related Letter of Transmittal (which, together with any amendments or supplements thereto, collectively constitute the "Offer") enclosed herewith. The Offer is being made in connection with the Agreement and Plan of Merger, dated as of July 25, 1999, among Parent, the Offeror and the Company (the "Merger Agreement"). Holders of Shares whose certificates for such Shares (the "Certificates") are not immediately available or who cannot deliver their Certificates and all other required documents to Registrar and Transfer Company (the "Depositary") or complete the procedures for book-entry transfer prior to the Expiration Date (as defined in Section 1 of the Offer to Purchase) must tender their Shares according to the guaranteed delivery procedures set forth in Section 3 of the Offer to Purchase.

  Please furnish copies of the enclosed materials to those of your clients for whose accounts you hold Shares in your name or in the name of your nominee.

  Enclosed herewith for your information and forwarding to your clients are copies of the following documents:

    1. The Offer to Purchase, dated July 30, 1999.

    2. The Letter of Transmittal to tender Shares for your use and for the information of your clients. Facsimile copies of the Letter of Transmittal may be used to tender Shares.
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    3. A letter to stockholders of the Company from Patrick A. McBrayer, the
  President and Chief Executive Officer of the Company, together with a Solicitation/Recommendation Statement on Schedule 14D-9 filed with the Securities and Exchange Commission by the Company and mailed to the stockholders of the Company.

    4. The Notice of Guaranteed Delivery for Shares to be used to accept the Offer if Certificates and all other required documents are not immediately available or cannot be delivered to the Depositary prior to the Expiration Date or if the procedure for book-entry transfer cannot be completed prior to the Expiration Date.

    5. A printed form of letter which may be sent to your clients for whose accounts you hold Shares registered in your name, with space provided for obtaining such clients' instructions with regard to the Offer.

    6. Guidelines of the Internal Revenue Service for Certification of Taxpayer Identification Number on Substitute Form W-9.

    7. A return envelope addressed to the Depositary.

  YOUR PROMPT ACTION IS REQUESTED. WE URGE YOU TO CONTACT YOUR CLIENTS AS PROMPTLY AS POSSIBLE. PLEASE NOTE THAT THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY TIME, ON THURSDAY, AUGUST 26, 1999, UNLESS THE OFFER IS EXTENDED.

  Please note the following:

    1. The tender price is $5.15 per Share, net to the seller in cash without interest.

    2. The Offer is being made for all of the outstanding Shares.

    3. The Offer and withdrawal rights will expire at 12:00 Midnight, New York City time, on Thursday, August 26, 1999, unless the Offer is extended.

    4. The Offer is conditioned upon, among other things, there being validly tendered and not withdrawn prior to the expiration of the Offer such number of Shares that, together with the Shares currently owned by an affiliate of the Offeror, would constitute at least a majority of the Shares that are outstanding determined on a fully diluted basis.

    5. Tendering stockholders will not be obligated to pay brokerage fees or commissions or, except as set forth in Instruction 6 of the Letter of Transmittal, stock transfer taxes on the transfer of Shares pursuant to the Offer.

  In order to accept the Offer, (i) a duly executed and properly completed Letter of Transmittal (or facsimile thereof) and any required signature guarantees or, in the case of a book-entry transfer, an Agent's Message (as defined in the Offer to Purchase) or other required documents should be sent to the Depositary and (ii) Certificates representing the tendered Shares on a timely Book-Entry Confirmation (as defined in the Offer to Purchase) should be delivered to the Depositary in accordance with the instructions set forth in the Offer.

  If holders of Shares wish to tender, but it is impracticable for them to forward their Certificates or other required documents or complete the procedures for book-entry transfer prior to the Expiration Date, a tender must be effected by following the guaranteed delivery procedures specified in
Section 3 of the Offer to Purchase.

  Neither the Offeror, Parent, S&N nor any officer, director, stockholder, agent or other representative of any of them will pay any fees or commissions to any broker, dealer or other person for soliciting tenders of Shares pursuant to the Offer. The Offeror will, however, upon request, reimburse you for customary mailing and handling expenses incurred by you in forwarding any of the enclosed materials to your clients. The Offeror will pay or cause to be paid any transfer taxes payable on the transfer of Shares to it, except as otherwise provided in Instruction 6 of the Letter of Transmittal.

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  Any inquiries you may have with respect to the Offer should be addressed to
ChaseMellon Shareholder Services, L.L.C., the Information Agent for the Offer, 450 West 33rd Street, 14th Floor, New York, New York 10001 (212-273-8083) or Chase Securities Inc., the Dealer Manager for the Offer, 270 Park Avenue, New York, New York 10017 (212-270-3722).

  Requests for copies of the enclosed materials may be directed to the Information Agent at the above address and telephone number.

                                          Very truly yours,

                                          Chase Securities Inc.

  NOTHING CONTAINED HEREIN OR IN THE ENCLOSED DOCUMENTS SHALL CONSTITUTE YOU OR ANY OTHER PERSON THE AGENT OF S&N, PARENT, THE OFFEROR, THE DEPOSITARY, THE INFORMATION AGENT, THE DEALER MANAGER OR ANY AFFILIATE OF ANY OF THEM, OR AUTHORIZE YOU OR ANY OTHER PERSON TO MAKE ANY STATEMENT OR USE ANY DOCUMENT ON BEHALF OF ANY OF THEM IN CONNECTION WITH THE OFFER OTHER THAN THE ENCLOSED DOCUMENTS AND THE STATEMENTS CONTAINED THEREIN.

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